     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1998



                                                      REGISTRATION NO. 333-57609

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

         GROVE HOLDINGS LLC                GROVE HOLDINGS CAPITAL, INC.
    (Exact name of registrant as           (Exact name of registrant as
       specified in its charter)             specified in its charter)
              DELAWARE                               DELAWARE
   (State or other jurisdiction of        (State or other jurisdiction of
    incorporation or organization)        incorporation or organization)
                6719                                   6799
    (Primary Standard Industrial           (Primary Standard Industrial
      Classification Code Number)           Classification Code Number)
             52-2089467                             52-2090024
   (I.R.S. Employer Identification        (I.R.S. Employer Identification
                Number)                               Number)
     201 MAIN STREET, SUITE 3200             1565 BUCHANAN TRAIL EAST
       FORT WORTH, TEXAS 76102            SHADY GROVE, PENNSYLVANIA 17256
           (817) 390-8500                         (717) 597-8121
  (Address, including zip code, and      (Address, including zip code, and
   telephone number, including area      telephone number, including area
    code, of registrant's principal       code, of registrant's principal
          executive offices)                    executive offices)

                              SALVATORE J. BONANNO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               GROVE HOLDINGS LLC
                            1565 BUCHANAN TRAIL EAST
                        SHADY GROVE, PENNSYLVANIA 17256
                                 (717) 597-8121
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                WITH A COPY TO:
                             MARK S. BERGMAN, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 373-3000
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the Securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.                                 / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                           / /_____
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                  / /_____
                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 18-108 of the Delaware Limited Liability Company Act, as amended (the "Act"), grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

    Section 6.1 of the Grove Holdings LLC ("Holdings") Amended and Restated Limited Liability Company Agreement (the "Operating Agreement") provides that a member shall not be personally liable for any debt, obligation or other liability of Holdings, whether arising in contract, tort or otherwise, except that a member shall remain personally liable for the payment of any capital contributions required by Article III regarding distributions to the members, and as otherwise provided in the Operating Agreement, the Act and any other applicable law. Section 6.2 of the Operating Agreement provides that any affiliate of a member, and any officer, director, shareholder, partner, member, employee or agent of a member or any affiliate thereof, and any officer, employee or expressly authorized agent of Holdings or its affiliates is a "Covered Person." No Covered Person shall be liable to Holdings or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Holdings and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by the Operating Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct. A Covered Person shall be fully protected in relying in good faith upon the records of Holdings and upon such information, opinions, reports or statements presented to Holdings by any person as to matters the Covered Person reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of Holdings, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to s might properly be paid.

    Section 145 of the Delaware General Corporation Law (the "DGCL") grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys' fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys' fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

    Section 8 of the Grove Holdings Capital, Inc. ("Grove Holdings Capital") certificate of incorporation and Article 8 of Grove Holdings Capital's by-laws provide that Grove Holdings Capital shall to the extent not prohibited by law, indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of Grove Holdings Capital to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Grove Holdings Capital, or, at the request of Grove Holdings Capital, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of Grove Holdings Capital (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to Grove Holdings Capital or to an Other Entity at the request of Grove Holdings Capital to the extent the board of directors of Grove Holdings Capital at any time specifies that such persons are entitled to the benefits of this
Article 8.

    Section 102(b)(7) of the DGCL permits the elimination or limitation of directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

    Section 7 of Grove Holdings Capital's certificate of incorporation limits the personal liability of directors of the company to the fullest extent permitted by paragraph (7) of subsection (b) of section 102 of the DGCL.

    The Directors' and Officers' Liability and Reimbursement Insurance Policy covering Holdings and Grove Holdings Capital is designed to reimburse Holdings and Grove Holdings Capital for any payments made by them pursuant to the foregoing indemnification. Such policy has aggregate coverage of $10.0 million.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Holdings and Grove Holdings Capital pursuant to the foregoing provisions, Holdings and Grove Holdings Capital have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Pursuant to Section 8 of the Registration Rights Agreement dated April 29, 1998 between the Holding, Grove Holdings Capital and Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. (the "Initial Purchasers") (the "Registration Rights Agreement"), the holders of the Debentures have agreed to indemnify Holdings and Grove Holdings Capital and their directors and controlling persons against any losses, claims, damages, liabilities or expenses that may arise out of an untrue statement or alleged untrue statement of or omission to state a material fact, contained in the registration statement or prospectus, but only with reference to information relating to such holder furnished in writing to Holdings and Grove Holdings Capital.

    The Purchase Agreement dated as of April 29, 1998, by and among Holdings, Grove Holdings Capital and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Chase Securities Inc. ("Chase Securities," together with DLJ, the "Initial Purchasers"), contains provisions by which the Initial Purchasers agree to indemnify Holdings and Grove Holdings Capital and their respective directors, officers and controlling persons against any losses, claims, damages, liabilities or expenses that may arise out of an untrue statement or alleged untrue statement of or omission to state a material fact, contained in the registration statement or prospectus, but only with reference to information relating to such holder furnished in writing to Holdings and Grove Holdings Capital.

    Section 10.07 of the Indenture dated as of April 29, 1998, by and among Holdings, Grove Holdings Capital and the United States Trust Company of New York provides that the holders of the Debentures have agreed to waive all liability for any obligations incurred by Holdings and Grove Holdings Capital under the Debentures or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation, against any incorporator, member, director, officer, employee or stockholder, as such, of Holdings and Grove Holdings Capital, and have agreed to the release of such persons from any such liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  (A) EXHIBITS


EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
     1.1*    Purchase Agreement dated as of April 29, 1998, by and among Holdings and Grove Holdings Capital and
             Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Chase Securities Inc. ("Chase
             Securities," together with DLJ, the "Initial Purchasers").

     3.1*    Amended and Restated Limited Liability Company Agreement of Holdings.

     3.2*    Articles of Incorporation of Grove Holdings Capital.

     3.3*    By-laws of Grove Holdings Capital.

     4.1*    Indenture dated as of April 29, 1998, by and among Holdings and Grove Holdings Capital and the United
             States Trust Company of New York (the "Indenture").

     4.2*    Form of 11 5/8% Senior Discount Debentures due 2009 (see Exhibit A of the Indenture).

     4.3     Form of new 11 5/8% Senior Discount Debentures due 2009.

     4.4*    Registration Rights Agreement dated as of April 29, 1998, by and among Holdings and Grove Holdings
             Capital and the Initial Purchasers.

     4.5*    Credit Agreement dated April 29, 1998, by and among Grove Worldwide LLC, Grove Capital, Inc. and
             Chase Bank of Texas, National Association, as administrative agent, Donaldson, Lufkin & Jenrette
             Securities Corporation, as documentation agent, and BankBoston, N.A., as syndication agent.

     5.1     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to validity of the Debentures.

     8.1*    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain federal income tax matters.

    10.1*    Stock and Asset Purchase Agreement, dated March 10, 1998 (the "Acquisition Agreement"), by and among
             Grove Worldwide LLC and Hanson Funding (G) Limited, Deutsche Grove Corporation, Hanson America
             Holdings (4) Ltd., Grove France SA, Kidde Industries, Inc. and Hanson Finance PLC (collectively, the
             "Sellers")

    10.2*    Amendment to the Acquisition Agreement, dated April 29, 1998, by and among Grove Worldwide LLC and the Sellers.

    10.3*    George Group Consulting Agreement dated as of April 29, 1998 by and between Grove Worldwide LLC and
             George Group Inc.

    10.4*    Employment Agreement dated as of March 5, 1998 by and between Grove Worldwide LLC and Salvatore J.
             Bonanno.

    10.5*    Change of Control Agreement dated July 24, 1997 by and between Grove Worldwide and James A. Kolinski.

    10.6*    Change of Control Agreement dated July 24, 1997 by and between Grove Worldwide and Joseph A. Shull.

    10.7*    Change of Control Agreement dated July 24, 1997 by and between Grove Worldwide and Robert J. Sliwa.

    10.8*    Change of Control Agreement dated July 24, 1997 by and between Grove Worldwide and Keith R. Simmons.

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
    10.9*    Change of Control Agreement dated July 24, 1997 by and between Grove Worldwide and Theodore J.
             Urbanek.

    10.10*   Change of Control Agreement dated July 24, 1997 by and between Grove Worldwide LLC and G. Fred
             Heidinger

    10.11*   Grove Investors LLC Management Option Plan.

    10.12*   Grove Worldwide LLC Short-Term Incentive Plan.

    10.13*   Guarantee and Collateral Agreement by Grove Holdings LLC, Grove Worldwide LLC, Grove Capital, Inc.
             and certain of their subsidiaries in favor of Chase Bank of Texas, National Association, as administrative agent.

    10.14*   Software License and Support Agreement, dated June 29, 1996, between Baan U.S.A. Inc. and Grove North
             America, Division of Kidde Industries, Inc., ans amended by Addendum No. One, dated June 29, 1996.

    10.15*   Professional Services Agreement, dated June 26, 1996, between Baan U.S.A. Inc. and Grove North
             America, Division of Kidde Industries, Inc., ans amended by Addendum No. One, dated June 29, 1996.

    10.16*   Consent Letter, dated April 27, 1998 from Grove Worldwide LLC to Baan U.S.A. Inc.

    12.1*    Statement of Computation of Ratios of Earnings to Fixed Charges.

    21.1*    Subsidiaries of Holdings.

    23.1*    Consent of Price Waterhouse LLP.

    23.2*    Consent of Ernst & Young LLP.

    23.3*    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in the opinions filed as Exhibits 5.1 and 8.1 of this Registration Statement).

    24.1*    Powers of Attorney (contained on signature pages).

    25.1     Form T-1 Statement of Eligibility of the United States Trust Company of New York to act as trustee under the Indenture.

    27.1*    Financial Data Schedule

    99.1     Form of Letter of Transmittal.

    99.2     Form of Notice of Guaranteed Delivery.

    99.3     Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9

    99.4     Form of Securities Dealers, Commercial Banks, Trust Companies and Other Nominees Letter

    99.5     Form of Client Letter


------------------------


*   Previously filed.

    (B) FINANCIAL STATEMENTS SCHEDULE
S-1 VALUATION AND QUALIFYING ACCOUNTS

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

    (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

    (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, GROVE HOLDINGS LLC HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JULY 16TH, 1998.


                                GROVE HOLDINGS LLC

                                By:           /s/ SALVATORE J. BONANNO
                                     -----------------------------------------
                                                Salvatore J. Bonanno
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES INDICATED, ON JULY 16TH, 1998.


          SIGNATURES                       TITLE
------------------------------  ---------------------------

                                Chairman and Chief
                                  Executive Officer and
   /s/ SALVATORE J. BONANNO       Member (Principal
------------------------------    Executive Officer,
     Salvatore J. Bonanno         Principal Financial
                                  Officer and and Principal
                                  Accounting Officer)

              *                 Member
------------------------------
      J Taylor Crandall

              *                 Member
------------------------------
      Michael L. George

              *                 Member
------------------------------
       Gerard Grinstein

              *                 Member
------------------------------
       Steven B. Gruber

              *                 Member
------------------------------
       Robert B. Henske

              *                 Member
------------------------------
      Gerard E. Holthaus

              *                 Member
------------------------------
      Anthony P. Scotto


*By:      /s/ SALVATORE J.
               BONANNO
      -------------------------
        Salvatore J. Bonanno
          Attorney-in-fact

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, GROVE HOLDINGS CAPITAL, INC. HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JULY 16TH, 1998.


                                GROVE HOLDINGS CAPITAL, INC.

                                BY            /S/ SALVATORE J. BONANNO
                                     -----------------------------------------
                                                Salvatore J. Bonanno
                                              CHIEF EXECUTIVE OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES INDICATED, ON JULY 16TH, 1998.


          SIGNATURES                       TITLE
------------------------------  ---------------------------
                                Chairman and Chief
                                  Executive Officer and
   /s/ SALVATORE J. BONANNO       Member (Principal
------------------------------    Executive Officer,
     Salvatore J. Bonanno         Principal Financial
                                  Officer and and Principal
                                  Accounting Officer)

              *                 Director
------------------------------
       Robert B. Henske

   /s/ SALVATORE J. BONANNO     Director
------------------------------
     Salvatore J. Bonanno

              *                 Director
------------------------------
      Anthony P. Scotto


*By:      /s/ SALVATORE J.
               BONANNO
      -------------------------
        Salvatore J. Bonanno
          Attorney-in-fact